Exhibit 10.42

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRICTLY PRIVATE & CONFIDENTIAL

OFFTAKE SUPPLY AGREEMENT

between

Pepsi-Cola Advertising and Marketing, Inc.

and

Micromidas, Inc. (dba Origin Materials)

Dated August 3, 2018

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	PURPOSE	11

3.	AGREEMENT STRUCTURE	12

4.	CONDITIONS PRECEDENT	12

5.	PIONEER PLANT	15

6.	NEW PLANT	17

7.	PRODUCTION; QUALITY	18

8.	PRICE AND PAYMENT	20

9.	QUANTITIES	21

10.	ORDER—DELIVERY	23

11.	CUSTOMS CLEARANCE	24

12.	TITLE AND RISKS	25

13.	PRIORITY RIGHTS TO ADDITIONAL OR DIFFERENT PRODUCT	25

14.	AUDIT AND FINANCIAL REVIEW RIGHTS	27

15.	INTELLECTUAL PROPERTY	27

16.	FORCE MAJEURE EVENTS	28

17.	[RESERVED]	28

18.	TERM	28

19.	TERMINATION	29

20.	CONSEQUENCES OF EXPIRATION AND TERMINATION	30

21.	REPRESENTATIONS AND WARRANTIES	31

22.	LIABILITY AND INSURANCE	32

23.	COMPLIANCE WITH APPLICABLE LAWS	34

24.	CONFIDENTIALITY—PUBLIC ANNOUNCEMENTS	34

25.	NON SOLICITATION	35

26.	ASSIGNMENT	35

27.	SUBCONTRACTING	35

28.	MISCELLANEOUS	36

APPENDICES

Appendix 1	NaturALL Bio-PET Alliance Agreement
Appendix 2	Pricing, Invoice and Payment Conditions
Appendix 3	Pricing Determinants
Appendix 4	Timelines
Appendix 5	SEDEX Platform
Appendix 6	Supplier Affiliate
Appendix 7	Technical Specifications Bio-pX
Appendix 8	Technical Specifications Bio-PET
Appendix 9	Technical Specifications Plastic Bottles
Appendix 10	Technical Specifications Fossil-PET
Appendix 11	Sustainability Principles
Appendix 12	Confidentiality Agreements
Appendix 13	List of NaturALL Bio-PET Alliance Members
Appendix 14	Account Information and Instructions
Appendix 15	Patent License Agreement
Appendix 16	Raw Material Quality and Food Safety Policy

2

OFFTAKE SUPPLY AGREEMENT

This Offtake Supply Agreement is made on August 3, 2018 (Effective Date), between:

(1) Pepsi-Cola Advertising and Marketing, Inc., a corporation organized and existing under the laws of the State of Delaware, whose registered office is at 700 Anderson Hill Road, Purchase, NY 10577 (Pepsi);

And

(2) Micromidas, Inc., dba Origin Materials, a company organized and existing under the laws of the State of Delaware, whose principal office is at 930 Riverside Parkway, Suite 10, West Sacramento, CA 95605, United States of America, acting in its own name and on its behalf and in the name and on behalf of the Supplier Affiliate (as defined below) (Supplier);

(Pepsi and the Supplier are hereafter referred to collectively as the Parties and each individually as a Party).

WHEREAS:

A. Pepsi is a leading global food and beverage company that makes, markets, distributes and sells a wide variety of beverages, foods and snacks, serving customers and consumers in more than 200 countries and territories.

B. Pepsi wishes to select a supplier that has the requisite knowledge, experience and technical skills to manufacture Bio-pX (as defined below) from cellulosic materials, to be used for the production of plastic bottles. To produce such plastic bottles, the Bio-pX must be converted first to Bio-PTA (as defined below) and then to Bio-PET (as defined below);

C. The Supplier specializes in the manufacture and supply of key intermediates and plastics from cellulosic materials and has developed a variety of proprietary technologies to produce Bio-pX from such materials;

D. The Supplier has constructed a pilot plant in West Sacramento, California, United States of America;

E. The Supplier is constructing a small commercial plant located in Canada (Pioneer Plant) for the production of CMF (as defined below). The CMF produced at the Pioneer Plant will be converted by one or more third-party converters (collectively referred to as Associated PET Supply Chain) to Bio-pX, then to Bio-PTA and finally to Bio-PET;

F. The Supplier intends to construct the New Plant (as defined below) for the production of Bio-pX. The Bio-pX produced at the New Plant may be converted by one or more Converters (as defined below) engaged by Pepsi to Bio-PTA and then to Bio-PET;

G. The Supplier has the knowledge, experience and technical skills to produce Bio-pX;

H. The Parties have entered into a non-binding Term Sheet dated February 26, 2018 with the intention to, among other things, negotiate in good faith and reach a mutually acceptable, legally binding offtake supply agreement for the sale by the Supplier to the Buyers (as defined below) of (i) Bio-PET manufactured from products produced at the Pioneer Plant and (ii) Bio-pX manufactured at the New Plant;

I. Contemporaneous with the execution of this Agreement, Pepsi is admitted as a member of the NaturALL Bio-PET Alliance (NaturALL Bio-PET Alliance) formed by Danone Research (Danone), Nestlé Waters Management & Technology (Nestlé) and the Supplier, and is party to the Amended and Restated NaturALL Bio-PET Alliance of even date herewith (NaturALL Bio-PET Alliance Agreement); and

J. The Parties have agreed to set forth in this Agreement (as defined below) the terms and conditions on which the Supplier shall produce and supply to the Buyers (i) Bio-PET manufactured from products produced at the Pioneer Plant and (ii) Bio-pX manufactured at the New Plant.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, the following terms will have the meanings set forth below:

Definition:	Meaning:
[***] Bio-Content Bio-PET	Bio-PET produced with [***] produced at a small scale plant such as the Pioneer Plant [***];

100% Gen2 CMF	[***] MT/year of CMF produced from 100% Gen2 Feedstock;

Affiliate	Means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, the terms “controlled” and “control” (including the terms “controlled by” or “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

Agreement	This offtake supply agreement, including its Preamble and its Appendices, as amended, restated or otherwise modified from time to time;

Applicable Law	With respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any governmental authority applicable to such Person in connection with this Agreement;

Definition:	Meaning:

Applicable Taxes	The meaning ascribed to it in Article 8.3;

Associated PET Supply Chain	The meaning ascribed to it in Recital E;

Bankruptcy Event	With respect to any Person, (i) if such Person shall file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or shall file for reorganization or for the appointment of a receiver or a trustee of all or a material portion of such Person’s property, (ii) if such Person shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property or (iii) if there shall be filed against such Person in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Person’s property, and within ninety (90) days after the commencement of any such proceeding, such petition shall not have been dismissed. Any similar event that shall occur to any Person under the laws of any foreign jurisdiction shall be deemed a Bankruptcy Event;

Bio-Content	Number of bio-sourced carbons divided by the total number of organic carbons contained in a material. Measurement and testing shall be done by using radiocarbon dating methods by Beta Analytic Testing Lab (https://www.radiocarbon.com) or another ISO/IEC 17025:2005 accredited laboratory mutually agreed by the Parties, such agreement not to be unreasonably withheld, delayed or conditioned;

Bio-MEG	Monoethylene glycol produced from bio-sourced Feedstocks;

Bio-PET	PET made from Bio-pX and with respect to PET manufactured from products produced at the Pioneer Plant, having a Bio-Content of at least [***];

Bio-PTA	Bio-based PTA produced from Bio-pX;

Bio-pX	Bio-based pX produced from CMF made from Feedstocks;

Bottle Manufacturers	(i) manufacturers of plastic bottles, made from PET, some of whom are entities with whom Pepsi or its affiliated companies have contracts for the manufacture of plastic bottles and/or preforms for such plastic bottles; (ii) Pepsi affiliated bottling companies which produce plastic bottles for their own finished beverage production needs; and (iii) companies which manufacture compounds for inclusion in the PET to enhance its use as a packaging material for food and beverages and which use the PET itself as the material in which the compounds are incorporated for delivery to the entities described in (i) and (ii) immediately above;

Definition:	Meaning:

Business Day	Any day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close;

Buyer	Pepsi, the Bottle Manufacturer and the Converter, collectively or individually, as applicable;

Change in Law	Means the enactment, adoption, promulgation, modification, suspension or repeal of any Applicable Laws by any governmental authority, after the Effective Date;

CMF	Chloromethyl Furfural;

Confidentiality Agreements	The agreements attached as Appendix 12;

Confidential Information	The meaning ascribed to it in the Confidentiality Agreements (as applicable);

Consequential Damages	Consequential, special and punitive damages including loss of profits, revenue, income, interest, savings, shelf-space, production and business opportunities; lost contracts, goodwill, and anticipated savings; and loss of or damage to reputation or to data; costs of recall of products, excluding incidental damages;

Converters	(i) manufacturers of preforms, made from PET, some of whom are entities with whom Pepsi or its affiliated companies have contracts for the manufacture of preforms for plastic bottles and Pepsi affiliated bottling companies which produce plastic bottles for their own finished beverage production needs;

Damages	The meaning ascribed to it in Article 22;

DDP Incoterms	For delivery of Product from the New Plant, DDP (location of Buyer’s facility as indicated in each Order) Incoterms 2010;

Deadline Dates	The Pioneer Plant Deadline Date, the Pioneer Plant Bio-PET Deadline Date, the New Plant Deadline Date and the New Plant Bio-pX Deadline Date, collectively or individually, as applicable;

Effective Date	The meaning ascribed to it in the Preamble;

Definition:	Meaning:

EXW Incoterms	For delivery of Product from the Pioneer Plant, EXW (location of Supplier’s or Supplier Affiliate’s facility as indicated in each Order) Incoterms 2010;

Feedstocks	The cellulosic or carbohydrate material used by the Supplier and/or Supplier Affiliate in the manufacture of Raw Material or Products;

Force Majeure Event	[***]

Definition:	Meaning:

GAAP	Generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time;

Gent Feedstock	Feedstock that (i) qualify as second-generation Feedstock, (ii) are not consumed by humans or animals directly or indirectly as food and (iii) comprise of and are limited to one or more of the following components: wood, wood products or by-products, corn stover, corn fiber, oat hulls, bagasse, old corrugated cardboard or paper, palm biomass (including empty fruit bunches, fronds and trunks) and molasses/blackstrap, and sugars or other products derived from any of the above;

Intellectual Property Rights	Any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing;

Long Stop Dates	The Pioneer Plant Long Stop Date, the Pioneer Plant Bio-PET Long Stop Date, the New Plant Long Stop Date and the New Plant Bio-pX Long Stop Date, collectively or individually, as applicable, which are set forth in Appendix 4;

Material Adverse Change	With respect to any Person, any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to result in a material adverse change in (i) the business, properties, assets (tangible and intangible), condition (financial or otherwise) or results of operations of such Person or (ii) the ability of such Person to perform its obligations under this Agreement (if applicable). “Material Adverse Change” shall not include any Force Majeure Event which will be governed by Article 16;

Definition:	Meaning:

MEG	Mono-Ethylene Glycol;

MT	Metric ton;

NaturALL Bio-PET Alliance	The meaning ascribed to it in Recital I;

NaturALL Bio-PET Alliance Agreement	The meaning ascribed to it in Recital I;

NaturALL Bio-PET Alliance Members	The parties (other than the Supplier) who are members of the NaturALL Bio-PET Alliance from time to time. A list of the NaturALL Bio-PET Alliance Members as of the Effective Date is attached as Appendix 13, which list may be modified, from time to time, in accordance with the terms of NaturALL Bio-PET Alliance Agreement;

New Plant	The first plant, or the single integrated complex of plants, constructed after the construction of the Pioneer Plant (i) that is developed, constructed, owned, in whole or in part, or operated, directly or indirectly, by or on behalf of the Supplier or any Affiliate thereof individually or jointly with any third party or (ii) that is developed, constructed, owned or operated by any third party to which Supplier or any Affiliate thereof has directly or indirectly licensed any Intellectual Property Rights, in each case, at which Raw Material or Products are manufactured by any such Person;

New Plant Bio-pX Deadline Date	The meaning ascribed to it in Appendix 4;

New Plant Bio-pX Long Stop Date	The meaning ascribed to it in Appendix 4;

New Plant Commercial Operation Date	The commercial operation date of the New Plant, as demonstrated by the production at the New Plant of not less than [***] of Bio-pX and the capacity to produce not less than [***] of Bio-pX per year;

New Plant Deadline Date	The meaning ascribed to it in Appendix 4;

New Plant Long Stop Date	The meaning ascribed to it in Appendix 4;

New Plant Offtake Volume	For each year during the New Plant Term, [***] of Bio-pX per annum, provided that such amount shall be reduced pro rata temporis in respect of the year in which the New Plant Start Date occurs and the year in which the New Plant Term expires or this Agreement is terminated with respect to the New Plant (if applicable).

Definition:	Meaning:

New Plant Start Date	The meaning ascribed to it in Article 4.2;

New Plant Term	The meaning ascribed to it in Article 18.2;

Offtake Volumes	The Pioneer Plant Offtake Volume and the New Plant Offtake Volume, collectively or individually, as applicable;

Orders	The purchase orders placed from time to time by the Buyers with the Supplier or any Supplier Affiliate for the supply of Products, pursuant to the terms of this Agreement;

Parties	The meaning ascribed to it in the Preamble;

Party	The meaning ascribed to it in the Preamble;

Patent License Agreement	The Patent License Agreement attached hereto as Appendix 15;

Pepsi	The meaning ascribed to it in the Preamble;

Person	Any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, trust, joint venture, limited liability company, association, joint stock company, bank, unincorporated organization or any other form of entity;

PET	Polyethylene Terephthalate;

Pioneer Plant	The meaning ascribed to it in Recital E;

Pioneer Plant Bio-PET Long Stop Date	The meaning ascribed to it in Appendix 4;

Pioneer Plant Bio-PET Deadline Date	The meaning ascribed to it in Appendix 4;

Pioneer Plant Commercial Operation Date	The commercial operation date of the Pioneer Plant, as demonstrated by the production at the Pioneer Plant of not less than [***] of CMF and the capacity to produce not less than [***] of CMF per year;

Pioneer Plant Deadline Date	The meaning ascribed to it in Appendix 4;

Pioneer Plant Long Stop Date	The meaning ascribed to it in Appendix 4;

Pioneer Plant Offtake Volume	For each year during the Pioneer Plant Term, [***] of Bio-PET per annum, provided that such amount shall be reduced pro rata temporis in respect of the year in which the Pioneer Plant Start Date occurs and the year in which the Pioneer Plant Term expires or this Agreement is terminated with respect to the Pioneer Plant (if applicable).

Definition:	Meaning:

Pioneer Plant Start Date	The meaning ascribed to it in Article 4.1;

Pioneer Plant Term	The meaning ascribed to it in Article 18.1;

Plants	The Pioneer Plant and the New Plant, collectively or individually, as applicable;

Pro Rata Share	[***]

Product	Bio-PET or Bio-pX, as applicable;

PTA	Purified Terephthalic Acid;

pX	Para-Xylene;

Raw Material	CMF and/or Bio-pX, as applicable;

Representatives	A Party’s representatives, officers, directors, employees, consultants, contractors and agents;

Sample Bio-pX	The representative samples of Bio-pX delivered by the Supplier to Pepsi pursuant to the NaturALL Bio-PET Alliance Agreement;

Supplier	The meaning ascribed to it in the Preamble;

Supplier Affiliate	The company listed in Appendix 6 as amended from time to time in writing by the Supplier;

Sustainability Principles	The meaning ascribed to it in Appendix 11;

Technical Specifications	Technical Specifications Bio-PET, Technical Specifications Bio-pX, Technical Specifications Fossil-PET and Technical Specifications Plastic Bottles, collectively or individually, as applicable;

Technical Specifications Bio-PET	The quality and food safety requirements for Bio-PET described in Appendix 8, as may be amended from time to time in accordance with Article 7;

Technical Specifications Fossil-PET	The quality and food safety requirements for Fossil-PET described in Appendix 10, as may be amended from time to time in accordance with Article 7;

Technical Specifications Bio-pX	The quality and food safety requirements for Bio-pX described in Appendix 7, as may be amended from time to time in accordance with Article 7;

Definition:	Meaning:

Technical Specifications Plastic Bottles	The quality and food safety requirements for plastic bottles described in Appendix 9, as may be amended from time to time in accordance with Article 7;

Term	The period from and including the Effective Date, through and including the last day of the New Plant Term; and

Third Party Manufacturer	Bottle Manufacturers and Converters, collectively or individually, as applicable.

Triggering Event	Any or all of the following: (i) the Supplier’s failure to fulfill any of the conditions precedent described in Article 9.3; (ii) the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that any milestone set forth in Appendix 4 may not be met; (iii) the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that either (a) the Pioneer Plant Commercial Operation Date shall not occur on or before the Pioneer Plant Long Stop Date, (b) the first delivery to Pepsi of Bio-PET manufactured from products produced by the Pioneer Plant shall not occur on or before the Pioneer Plant Bio-PET Long Stop Date, (c) the New Plant Commercial Operation Date shall not occur on or before the New Plant Long Stop Date or (d) the first delivery to Pepsi of Bio-pX produced by the New Plant shall not occur on or before the New Plant Bio-pX Long Stop Date; (iv) subject to compliance with any notice and cure provisions, any failure described in Article 7.3.1; (v) the occurrence of a Bankruptcy Event with respect to the Supplier; (vi) (a) cessation or material reduction in operations of any member of the Associated PET Supply Chain responsible for the conversion of CMF into Bio-pX or a Bankruptcy Event occurs with respect to any member of the Associated PET Supply Chain responsible for the conversion of CMF into Bio-pX and such cessation or reduction of operations or Bankruptcy Event constitutes a Material Adverse Change under this Agreement and (b) despite their best efforts, the Supplier and the Supplier Affiliate are unable to retain a substitute member of the Associated PET Supply Chain within ninety (90) days after the occurrence of such Bankruptcy Event; (vii) a Material Adverse Change with respect to the Supplier shall have occurred; (viii) any Force Majeure Event affecting Supplier lasts more than [***] after Supplier gives written notice thereof to Pepsi and the Parties do not agree otherwise within such time period; (ix) the Supplier breaches a material term of this Agreement or the Patent License Agreement, including but not limited to a representation, warranty or covenant of this Agreement or the Patent License Agreement, that would, in each case, have a material negative impact on Pepsi’s business; (x) the Pioneer

Definition:	Meaning:

Plant Commercial Operation Date does not occur on or before the Pioneer Plant Long Stop Date; (xi) the first delivery to Pepsi, as defined in Appendix 4, of Bio-PET manufactured from products produced by the Pioneer Plant does not occur on or before the Pioneer Plant Bio-PET Long Stop Date; (xii) the New Plant Commercial Operation Date does not occur on or before the New Plant Long Stop Date; (xiii) the first delivery to Pepsi, as defined in Appendix 4, of Bio-pX produced by the New Plant does not occur on or before the New Plant Bio-pX Long Stop Date; or (ix) the Supplier’s failure to fulfill the obligations set forth in Article 7.5 of this Agreement.

1.2 Interpretation. In this Agreement, where the context admits:

1.2.1 reference to a statutory provision includes reference to:

(i) any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force;

(ii) any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

1.2.2 reference to a Preamble, Article or Appendix is to a preamble, article or appendix of or to this Agreement, respectively;

1.2.3 reference to the Parties includes their respective successors and permitted assigns;

1.2.4 reference to any Party to this Agreement comprising more than one person includes each person constituting that Party;

1.2.5 reference to any gender includes the other genders;

1.2.6 words in the singular include the plural and in the plural include the singular;

1.2.7 the index and headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement;

1.2.8 reference to the words “include,” “includes” and “including” means include, includes and including “without limitation”; and

1.2.9 this Agreement incorporates its recitals and the appendices to it.

2.	PURPOSE

2.1 Subject to the terms of this Agreement and the Orders, the Parties agree that:

2.1.1 with respect to the Pioneer Plant, the Supplier and/or relevant Supplier Affiliate shall manufacture CMF, convert or have such CMF converted to Bio-PET and supply the Bio-PET to Pepsi and the Bottle Manufacturers;

2.1.2 with respect to the New Plant, the Supplier and/or relevant Supplier Affiliate shall manufacture Bio-pX and supply the Bio-pX to Pepsi and the Converters according to the terms of this Agreement; and

2.1.3 the Buyers shall order the Bio-PET or Bio-pX, as applicable, from the Supplier and/or the relevant Supplier Affiliate and the relevant Buyer, as applicable, shall pay the Supplier and/or the relevant Supplier Affiliate therefor, in each case, according to the terms of this Agreement.

3.	AGREEMENT STRUCTURE

3.1 Offtake Supply Agreement. This Agreement sets forth the terms and conditions which shall govern the overall obligations, responsibilities and liabilities of the Parties in connection with the purpose set forth in Article 2.

3.2 Orders. Pursuant to this Agreement, the Buyers may, from time to time, place Orders with the Supplier and/or the Supplier Affiliate according to the terms and conditions of Article 10.

3.2.1 Each Order shall be governed by the provisions of this Agreement. Each Buyer will be responsible for its own Order, and no Buyer will have any obligation in respect of any order of another Buyer. Pepsi will have no obligation or liability in respect of any order of a Bottle Manufacturer or a Converter.

3.2.2 Any amendment to this Agreement shall automatically apply to each Order issued following the effective date of such amendment, provided that upon mutual written agreement of the Parties, any amendment may apply to previously issued and unfulfilled Orders.

3.3 Supplier Affiliates. The Supplier may amend from time to time Appendix 6 by written notice to Pepsi in order to reflect the identity of the Supplier Affiliates, provided that no such amendment shall materially adversely affect the rights or obligations of Pepsi.

4.	CONDITIONS PRECEDENT

4.1 Conditions Precedent - Pioneer Plant. The obligations of the Parties under this Agreement with respect to the purchase and sale of the Bio-PET manufactured from products produced at the Pioneer Plant shall become effective on the date on which each of the following conditions precedent has been fulfilled or waived (Pioneer Plant Start Date):

(i) The results of all Sample Bio-pX and quality tests described in the NaturALL Bio-PET Alliance Agreement (but not including the recyclability tests described therein) shall be satisfactory to the NaturALL Bio-PET Alliance Members in accordance with the terms thereof;

(ii) The Pioneer Plant Commercial Operation Date shall have occurred before the Pioneer Plant Long Stop Date;

(iii) The Supplier, or a third-party expert jointly selected by the Supplier and the NaturALL Bio-PET Alliance Members, shall have provided evidence satisfactory to the NaturALL Bio-PET Alliance Members, in accordance with the terms of the NaturALL Bio-PET Alliance Agreement, that:

(A)	the Bio-pX manufactured from products produced by the Pioneer Plant fully meets the Technical Specifications Bio-pX;

(B)	the Supplier can, together with the Associated PET Supply Chain, produce Bio-PET using products produced at the Pioneer Plant in volumes equal to or greater than the Pioneer Plant Offtake Volume; and

(C)	the Pioneer Plant, together with the Associated PET Supply Chain, shall be capable of manufacturing Bio-PET containing a minimum of 60% Bio-Content.

(iv) The NaturALL Bio-PET Alliance Members shall have completed a preliminary evaluation of samples of Bio-PET manufactured from products produced at the Pioneer Plant and determined (as soon as practicable but in no event later than the first to occur of (a) [***] days following receipt of such Bio-PET samples from the Supplier, and (b) the date such evaluation is completed by the NaturALL Bio-PET Alliance), in accordance with the terms of the NaturALL Bio-PET Alliance Agreement, that such Bio-PET (A) meets the industry standards and the specific additional objective specifications, including as to quality and food safety requirements, set forth in Appendix 16, (B) meets the quality standards and specifications of the Technical Specifications Bio-PET and the Technical Specifications Fossil-PET and (C) can be used on a commercial scale to produce plastic bottles which meet the Technical Specifications Plastic Bottles. Pepsi (in cooperation with the other NaturALL Bio-PET Alliance Members) shall give written notice of the aforementioned determination to the Supplier;

(v) The Bio-PET can be used on a commercial scale for its intended purpose, namely, the manufacture of containers, particularly plastic bottles which will hold food or beverages sold by PepsiCo, Inc. (PepsiCo);

(vi) No Material Adverse Change with respect to either Party (other than by reason of the non-fulfilment of the conditions precedent set forth in this Article 4.1) shall have occurred prior to the date when each of the conditions precedent listed in sub-paragraphs (i) through (iv) above has been fulfilled or waived, provided that each Party undertakes to notify the other Party of the occurrence of any such Material Adverse Change promptly upon acquiring knowledge thereof and provided, further that the failure by a Party to comply with this notice obligation shall entitle the other Party to forthwith terminate this Agreement by written notice to the other Party; and

(vii) The Parties have executed the Patent License Agreement and it constitutes a valid and currently enforceable license of patent rights and related intellectual property according to its terms.

4.2 Conditions Precedent—New Plant. The obligations of the Parties under this Agreement with respect to the purchase and sale of the Bio-pX produced at the New Plant shall become effective on the date on which each of the following conditions precedent has been fulfilled or waived (New Plant Start Date):

(i) The results of all Sample Bio-pX and quality tests described in the NaturALL Bio-PET Alliance Agreement (but not including the recyclability tests described therein) shall be satisfactory to the NaturALL Bio-PET Alliance Members in accordance with the terms thereof;

(ii) The New Plant Commercial Operation Date shall have occurred before the New Plant Long Stop Date;

(iii) The Supplier, or a third-party expert jointly selected by the Supplier and the NaturALL Bio-PET Alliance Members, shall have provided evidence satisfactory to the NaturALL Bio-PET Alliance Members, in accordance with the terms of the NaturALL Bio-PET Alliance Agreement, that:

(A)	the Bio-pX produced by the New Plant fully meets the Technical Specifications Bio-pX;

(B)	the Supplier can produce Bio-pX at the New Plant in volumes equal to or greater than the New Plant Offtake Volume; and

(C)	the New Plant shall be capable of manufacturing Bio-pX using CMF from 100% Gen2 Feedstock and containing a minimum of 100% Bio-Content;

(iv) The NaturALL Bio-PET Alliance Members shall have completed a preliminary evaluation of samples of Bio-pX produced at the New Plant and determined (as soon as practicable but in no event later than the first to occur of (a) [***] following receipt of such Bio-PET samples from the Supplier, and (b) the date such evaluation is completed by the NaturALL Bio-PET Alliance), in accordance with the terms of the NaturALL Bio-PET Alliance Agreement, that such Bio-pX (A) meets the industry standards and the specific additional objective specifications, including as to quality and food safety requirements, set forth in Appendix 7, (B) meets the quality standards and specifications of the Technical Specifications Bio-pX and (C) can be used on a commercial scale to produce plastic bottles which meet the Technical Specifications Plastic Bottles. Pepsi (in cooperation with the other NaturALL Bio-PET Alliance Members) shall give written notice of the aforementioned determination to the Supplier;

(v) The Bio-pX can be used on a commercial scale for its intended purpose, namely, the manufacture of containers, particularly plastic bottles which will hold food or beverages sold by PepsiCo;

(vi) No Material Adverse Change with respect to either Party (other than by reason of the non-fulfilment of the conditions precedent set forth in this Article 4.2) shall have occurred prior to the date when each of the conditions precedent listed in sub-paragraphs (i) through (iv) above has been fulfilled or waived; provided that each Party undertakes to notify the other Party of the occurrence of any such Material Adverse Change promptly upon acquiring knowledge thereof and provided, further that the failure by a Party to comply with this notice obligation shall entitle the other Party to forthwith terminate this Agreement by written notice to the other Party; and

(vii) The Parties have executed the Patent License Agreement and it constitutes a valid and currently enforceable license of patent rights and related intellectual property according to its terms.

4.3 Waiver of the Conditions Precedent. The Party benefiting from the conditions precedent set forth in Article 4.1 and Article 4.2 may waive any such condition precedent in writing at its sole and absolute discretion.

4.4 Fulfilment of the Conditions Precedent.

4.4.1 The Supplier shall use its reasonable efforts to fulfill the conditions precedent set forth in Articles 4.1 and 4.2 as soon as practicable. Pepsi shall use its reasonable efforts to satisfy those provisions of such conditions precedent that are within its reasonable control. In the event a Party becomes aware that any such condition precedent cannot be fulfilled or its fulfilment may be materially delayed, it shall promptly inform the other Party thereof, and the Parties shall consult with one another regarding the fulfilment of such condition precedent and any possible modification of, or extension of time to fulfil, such condition precedent, that is acceptable to both Parties, each in its sole discretion, without prejudice to Pepsi’s right to terminate this Agreement pursuant to and in accordance with Article 4.5 as a result of such nonfulfillment. Any agreement between the Parties on a possible modification or extension with respect to any such condition precedent shall be subject to a specific written amendment to this Agreement.

4.4.2 The Supplier shall notify Pepsi in writing following the fulfilment of each of the conditions precedent referred to in (i) Articles 4.1(ii), (iii) and 4.1(vi) (as to the Supplier) and (ii) Articles 4.2(ii), (iii) and (vi) (as to the Supplier).

4.4.3 Pepsi shall notify the Supplier in writing promptly upon (but in no event later than thirty (30) days thereafter) the fulfillment (or waiver) of the conditions precedent set forth in (i) Articles 4.1(i), (iv) and (vi) (as to Pepsi) and (ii) Articles 4.2(i), (iv) and (vi) (as to Pepsi).

4.5 Termination.

4.5.1 The Pioneer Plant Start Date is anticipated to be on or before the Pioneer Plant Deadline Date and will be no later than the Pioneer Plant Long Stop Date. In the event that any condition precedent set forth in Article 4.1 has not been fulfilled or waived by the Pioneer Plant Long Stop Date, then unless otherwise agreed in writing by the Parties, this Agreement shall terminate automatically and immediately on the Pioneer Plant Long Stop Date, without any further action by either Party and without further liability, except as otherwise provided in Articles 19, 20 and 22.

4.5.2 The New Plant Start Date is anticipated to be on or before the New Plant Deadline Date and will be no later than the New Plant Long Stop Date. In the event that any condition precedent set forth in Article 4.2 has not been fulfilled or waived by the New Plant Long Stop Date, then unless otherwise agreed in writing by the Parties, this Agreement shall terminate automatically and immediately on the New Plant Long Stop Date, without any further action by either Party and without further liability, except as otherwise provided in Articles 19, 20 and 22.

5.	PIONEER PLANT

5.1 For the purpose of manufacturing the quantities of Bio-PET set forth in Article 9.1, the Supplier shall (i) construct the Pioneer Plant with a capacity to produce (in cooperation with the Associated PET Supply Chain) Bio-PET in an annual volume equal to or greater than the Pioneer Plant Offtake Volume and (ii) contract with or otherwise obtain the services of the Associated PET Supply Chain, and cause the Associated PET Supply Chain to produce Bio-PET from products produced at the Pioneer Plant, in each case, as necessary to fulfill the obligations of the Supplier under this Agreement with respect to the Pioneer Plant.

5.2 The Supplier shall be responsible for the design, construction and equipping of, choice of the contractors for, financing of and performance of all other necessary actions to build and operate, the Pioneer Plant (including but not limited to obtaining all necessary permits and complying with all Applicable Laws), shall bear all costs and expenses therefor and shall retain or otherwise obtain the services of the Associated PET Supply Chain to fulfill the Supplier’s obligations under this Agreement with respect to the Pioneer Plant.

5.3 From and after the Pioneer Plant Start Date, the Supplier shall commence and continue the manufacture of CMF at the Pioneer Plant and shall cause the Associated PET Supply Chain to commence and continue the conversion of such CMF into Bio-PET in an annual volume equal to or greater than the Pioneer Plant Offtake Volume, in each case, within the timeframe and various milestones set forth in Appendix 4 with respect to the Pioneer Plant.

5.4 The Supplier shall keep Pepsi regularly informed about the progress made and any material events in relation to the construction of the Pioneer Plant and the arrangements made with the Associated PET Supply Chain through regular periodic progress reports. In particular, the Supplier shall provide appropriate documentation to Pepsi evidencing the completion of each of the milestones set forth in Appendix 4 with respect to the Pioneer Plant.

5.5 In the event that the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that any milestone set forth in Appendix 4 with respect to the Pioneer Plant may not be met, (i) the Supplier shall promptly notify Pepsi thereof and provide Pepsi with a reasonable estimate of the new expected timeline and a reasonable description of the measures the Supplier intends to take to ensure that the Pioneer Plant Commercial Operation Date shall occur on or before the Pioneer Plant Long Stop Date and the first delivery to Pepsi of Bio-PET manufactured from products produced by the Pioneer Plant shall occur on or before the Pioneer Plant Bio-PET Long Stop Date; and (ii) then unless otherwise agreed in writing by the Parties, this Agreement shall terminate automatically and immediately on the Pioneer Plant Long Stop Date, without any further action by either Party and without further liability, except as otherwise provided in Articles 19, 20 and 22.

5.6 In the event that the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that either (i) the Pioneer Plant Commercial Operation Date shall not occur on or before the Pioneer Plant Long Stop Date or (ii) the first delivery to Pepsi of Bio-PET manufactured from products produced by the Pioneer Plant shall not occur on or before the Pioneer Plant Bio-PET Long Stop Date, the Supplier shall give Pepsi notice thereof and the following shall apply:

5.6.1 The Parties shall promptly consult on possible actions to mitigate the impact of the delay on Pepsi’s operations with respect to the delay in the production of Bio-PET. Such mitigation, if agreed to in writing by Pepsi and the Supplier, each not to be unreasonably withheld, may include, [***]

5.6.2 If the Parties do not reach an agreement as contemplated in Article 5.6.1, Pepsi may terminate this Agreement by written notice to the Supplier (without liability to the Supplier and the Supplier Affiliate, except as otherwise provided in Articles 19, 20 and 22, and without prejudice to any damages, rights or remedies to which Pepsi may be entitled).

6.	NEW PLANT

6.1 Following the Pioneer Plant Commercial Operation Date, for the purpose of manufacturing the quantities of Bio-pX set forth in Article 9.2, the Supplier shall (i) construct the New Plant with a capacity to produce Bio-pX in an annual volume equal to or greater than the New Plant Offtake Volume.

6.2 The Supplier shall be responsible for the design, construction and equipping of, choice of the contractors for, financing of and performance of all other necessary actions to build and operate, the New Plant (including but not limited to obtaining all necessary permits and complying with all Applicable Laws) and shall bear all costs and expenses therefor.

6.3 From and after the New Plant Start Date, the Supplier shall commence and continue the manufacture of Bio-pX at the New Plant in an annual volume equal to or greater than the New Plant Offtake Volume, within the timeframe and various milestones set forth in Appendix 4 with respect to the New Plant.

6.4 The Supplier shall keep Pepsi regularly informed about the progress made and any material events in relation to the construction of the New Plant through regular periodic progress reports. In particular, the Supplier shall provide appropriate documentation to Pepsi evidencing the completion of each of the milestones set forth in Appendix 4 with respect to the New Plant.

6.5 In the event that the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that any milestone set forth in Appendix 4 with respect to the New Plant may not be met, (i) the Supplier shall promptly notify Pepsi thereof and provide Pepsi with a reasonable estimate of the new expected timeline and a reasonable description of the measures the Supplier intends to take to ensure that the New Plant Commercial Operation Date shall occur on or before the New Plant Long Stop Date and the first delivery to Pepsi of Bio-pX produced by the New Plant shall occur on or before the New Plant Bio-pX Long Stop Date; and (ii) then unless otherwise agreed in writing by the Parties, this Agreement shall terminate automatically and immediately on the New Plant Long Stop Date, without further liability for either Party, except as otherwise provided in Articles 19, 20 and 22.

6.6 In the event that the Supplier obtains actual knowledge at any time that there exists a substantial likelihood (as reasonably determined by the Supplier) that either (i) the New Plant Commercial Operation Date shall not occur on or before the New Plant Long Stop Date or (ii) the first delivery to Pepsi of Bio-pX produced by the New Plant shall not occur on or before the New Plant Bio-pX Long Stop Date, the Supplier shall give Pepsi notice thereof and the following shall apply:

6.6.1 The Parties shall promptly consult on possible actions to mitigate the impact of the delay on Pepsi’s operations with respect to the delay in the production of Bio-pX. Such mitigation, if agreed to in writing by Pepsi and the Supplier, each not to be unreasonably withheld, may include, [***]

6.6.2 If the Parties do not reach an agreement as contemplated in Article 6.6.1, Pepsi may terminate this Agreement by written notice to the Supplier (without liability to the Supplier and the Supplier Affiliate, except as otherwise provided in Articles 19, 20 and 22, and without prejudice to any damages, rights or remedies to which Pepsi may be entitled).

7.	PRODUCTION; QUALITY

7.1 Quality Requirement.

7.1.1 The Supplier shall, and shall cause the Associated PET Supply Chain, as applicable, to manufacture Products in accordance with the terms of this Agreement, including but not limited to the Technical Specifications and all Applicable Laws related to the Products and the procurement, manufacture, handling, transport, storage, packaging and delivery thereof in all relevant jurisdictions.

7.1.2 The Supplier shall be fully responsible for the operations of the Plants and the production of the Products.

7.1.3 No delegation of responsibility to the Associated PET Supply Chain shall release the Supplier from its obligations hereunder.

7.2 Cooperation between the Parties. The Parties each wish to facilitate the commercialization of bio-plastics and recognize that Pepsi’s expertise, relationships and commercial sophistication has potential to support the Supplier’s efforts to arrange and manage the Associated PET Supply Chain. Upon request by the Supplier from time to time, Pepsi will utilize reasonable efforts to provide the Supplier and Supplier Affiliate with technical advice, consultation, cooperation and support in negotiating and making arrangements with the Associated PET Supply Chain. In the event that any constraint or difficulty arises with respect to any member of the Associated PET Supply Chain, Pepsi may provide reasonable cooperation to the Supplier, the Supplier Affiliate and such member of the Associated PET Supply Chain to resolve such constraint or difficulty, provided that Pepsi shall not incur any liability to the Supplier or any Supplier Affiliate for any failure to resolve such constraint or difficulty or for Pepsi’s involvement in connection with this Article 7.2.

7.3 Failure to Meet the Quality Requirement.

7.3.1 If (i) the Supplier or any Supplier Affiliate fails to meet the quality requirements for Products as described in this Agreement (including but not limited to those set forth in Article 7.5 of this Agreement) or the Technical Specifications or (ii) any Product fails any recyclability tests described in the NaturALL Bio-PET Alliance Agreement, Pepsi shall notify the Supplier and/or the relevant Supplier Affiliate thereof as soon as reasonably practicable, but in any event, within [***] from the date on which Pepsi obtained knowledge of such failure.

7.3.2 Without limiting any of its rights hereunder, Pepsi shall take commercially reasonable measures to mitigate damages or other costs associated with any such failure.

7.3.3 In the event that the Supplier or any Supplier Affiliate obtains knowledge of any failure described in Article 7.3.1, the Supplier or such Supplier Affiliate shall promptly provide written notice thereof to Pepsi, and the following shall apply:

7.3.3.1 If the Product is Bio-PET from the Pioneer Plant (i) Supplier or Supplier Affiliate and Pepsi shall review and discuss in good faith the underlying circumstances and any possible remedy; and (ii) Supplier or Supplier Affiliate shall promptly commence such remediation in accordance with the provisions and schedule set forth in Article 19.3 of this Agreement. If after conducting the remediation in accordance with the provisions and schedule set forth in Article 19.3 of this Agreement the Bio-PET continues to fail to meet the quality requirements for Bio-PET described in this Agreement or the Technical Specifications or the recyclability tests described in the NaturALL Bio-PET Alliance Agreement, then [***] Pepsi may terminate this Agreement by written notice to the Supplier, in each case, without any liability to the Supplier and without prejudice to any damages, rights or remedies to which Pepsi may be entitled hereunder.

7.3.3.2 If the non-conforming Product is Bio-pX from the New Plant, Pepsi may, at its option, (i) require the Supplier or Supplier Affiliate to replace the Bio-pX as soon as possible but in no event later than [***] days after written notification to Supplier or Supplier Affiliate, and provide Pepsi during such replacement period with a report after [***] days documenting Supplier’s diligent efforts to replace the Bio-pX; or (ii) require the Supplier or Supplier Affiliate to refund the price of the Bio-pX within thirty (30) Business Days; (iii) if Supplier or Supplier Affiliate is unable or unwilling to correct failure to meet the quality requirements for Bio-PET described in this Agreement or the Technical Specifications or the recyclability tests described in the NaturALL Bio-PET Alliance Agreement pursuant to the remedies in (i) or (ii) of this Article. [***] or (iv) exercise any other applicable rights or remedies.

7.3.4 AS SET FORTH IN THIS AGREEMENT, NEITHER THE SUPPLIER NOR ANY SUPPLIER AFFILIATE MAKES ANY OTHER WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCTS.

7.4 Modification of the Technical Specifications.

7.4.1 Pepsi shall inform the Supplier of any requested modifications to the Technical Specifications and the Supplier agrees to review such requested modifications to determine, in good faith, if they are technically and commercially feasible and, if so, to cooperate with Pepsi to comply with such modified specifications as soon as reasonably practicable.

7.4.2 In the event that the requested modifications to the Technical Specifications result in additional costs to the Supplier, all such costs shall be paid by Pepsi.

7.5 Bio-Content.

7.5.1 The Bio-PET manufactured from products produced at the Pioneer Plant (in cooperation with the Associated PET Supply Chain) for sale to Pepsi and the Bottle Manufacturers pursuant to this Agreement shall consist of not less than [***] Bio-Content Bio-PET produced using CMF from 100% Gen2 Feedstock.

7.5.2 The Bio-pX produced at the New Plant for sale to Pepsi or the Bottle Manufacturers pursuant to this Agreement shall be produced using CMF from 100% Gen2 Feedstock, and Pepsi shall have the right to select among petro-ethylene, first-generation, and second-generation bio-ethylene for use by the Supplier or the Supplier Affiliate in the production of such Bio-pX.

7.5.3 Bio-Content of the Products shall be (i) with respect to Bio-PET manufactured from products produced at the Pioneer Plant, not less than [***] and (ii) with respect to Bio-pX produced at the New Plant, assuming that Pepsi elects to use bio-ethylene, 100%.

7.5.4 The Life Cycle Assessment of the Bio-pX manufactured from products produced at the New Plant shall demonstrate superiority relative to petro-PET with respect to attributes (such as but not limited to global warming potential impact on a kg per kg basis) to be selected and measured by the NaturALL Bio-PET Alliance.

8.	PRICE AND PAYMENT

8.1 Price for the Products

8.1.1 Subject to Articles 8.1.4, 8.1.5 and 8.1.6, the prices for the Products provided by the Supplier and Supplier Affiliate to Buyers during the term of this Agreement are set forth in Appendix 2.

8.1.2 Such prices shall include all fees and costs in relation to the supply of the Products, except as specifically provided in this Agreement.

8.1.3 No costs contemplated by this Agreement that are incurred by the Supplier or the Supplier Affiliate prior to the date that the Buyers execute the first Order shall be borne by the Buyers.

8.1.4 In the event that Pepsi wishes to [***] it shall inform the Supplier or such Supplier Affiliate thereof in writing [***] provided that Pepsi shall have the right to [***] provided that [***] and provided that this provision shall be modified, to the extent required, if needed, to comply with any anti-trust laws or regulations that may reasonably apply. The Supplier shall not be required to [***]

8.1.5 [***] Pepsi shall have the right to [***] provided that [***] and provided that this provision shall be modified, to the extent required, if needed, to comply with any anti-trust laws or regulations that may reasonably apply.

8.1.6 With respect to [***] Pepsi shall have the right to [***] To exercise such right, Pepsi shall submit a written request to the Supplier or the applicable Supplier Affiliate [***] The Supplier or such Supplier Affiliate shall have [***] from the date of its receipt of such written request to [***] In the event that the Supplier or such Supplier Affiliate shall have the right to, [***]

8.2 Payments. The Buyers shall pay for the Products delivered by the Supplier to them in [***]

8.3 Taxes. [***] Such taxes, if applicable (Applicable Taxes), [***] provided that [***] Pepsi has [***] Pepsi will not be responsible for [***] If Pepsi is required by Applicable Law to withhold and remit any tax relating to a purchase under this Agreement, Pepsi shall be entitled to reduce its payment to the the Supplier of the applicable Supplier Affiliate by the amount of such tax.

8.4 Payment Term. Payment of all invoices will be [***] If the payment due date [***] falls on a Saturday, Sunday or holiday in the country in which the payment is to be processed, the payment due date will be the next Business Day following such Saturday, Sunday or holiday. Payment will be deemed made if by electronic funds transfer, upon confirmation by PepsiCo’s accounts payable team that such EFT has been sent to Supplier. Additional invoicing and payment conditions are set forth in Appendix 2

9.	QUANTITIES

9.1 Pioneer Plant Offtake Volume.

9.1.1 During the Pioneer Plant Term, Pepsi and the Bottle Manufacturers shall purchase and take delivery of Bio-PET manufactured from products produced at the Pioneer Plant (in cooperation with the Associate PET Supply Chain) and made available by the Supplier or the Supplier Affiliate in accordance with the terms of this Agreement, including but not limited to Article 7.5, in an amount equal to the Pioneer Plant Offtake Volume. Pepsi and the Bottle Manufacturers shall pay the Supplier or the applicable Supplier Affiliate for such Bio-PET in accordance with the terms of Article 8. Notwithstanding anything herein to the contrary, Pepsi agrees that, in the event that Pepsi or Bottle Manufacturers fail to place Orders for and take delivery of Bio-PET in such amount and on the terms set forth herein, including but not limited to Article 7.5, Pepsi shall still be obligated to pay the Supplier with respect to such amount of Bio-PET as though Pepsi had placed Orders for and taken delivery of such amount of Bio-PET pursuant to the terms of this Agreement.

9.1.2 Pepsi shall [***] provided that Pepsi shall [***] Marketing claims and other public communications will be subject to [***] For purposes of this Article 9.1.2 [***] means [***] provided that notwithstanding anything to the contrary herein. [***]

9.2 New Plant Offtake Volume. During the New Plant Term, Pepsi and the Converters shall purchase and take delivery of Bio-pX produced at the New Plant and made available by the Supplier or the Supplier Affiliate in accordance with the terms of this Agreement, including but not limited to Article 7.5, in an amount equal to the New Plant Offtake Volume. Pepsi and the Bottle Manufacturers shall pay the Supplier or the applicable Supplier Affiliate for such Bio-PET in accordance with the terms of Article 8. Notwithstanding anything herein to the contrary, Pepsi agrees that, in the event that Pepsi fails to place Orders for and take delivery of Bio-pX in such amount and on the terms set forth herein, including but not limited to Article 7.5, Pepsi shall still be obligated to pay the Supplier with respect to such amount of Bio-pX as though Pepsi had placed Orders for and taken delivery of such amount of Bio-pX pursuant to the terms of this Agreement.

9.3 Unit-Contingent Obligation. Neither the Supplier nor any Supplier Affiliate shall be subject to any penalty or any obligation to pay damages (including without limitation any Consequential Damages) as a result of or in connection with any failure to produce, make available or sell to Pepsi any minimum amount or volume of Products (including, for the avoidance of doubt, the Offtake Volumes), and Pepsi’s sole and exclusive remedy with respect to any failure by the Supplier or any Supplier Affiliate to meet any Deadline Dates shall be its right to terminate this Agreement in accordance with Articles 4.5 and 19.1, and in the event of any such termination or any other Triggering Event, Pepsi may [***]

9.4 No Exclusivity. Subject to Articles 9.1, 9.2 and 13, nothing herein shall (i) confer on either Party (or any of its Affiliates) any right of exclusivity with respect to the purchase and sale of Products or (ii) prohibit or restrict either Party’s (or any of its Affiliates’) ability to negotiate and enter into transactions with third parties for the purchase and sale of Products.

10.	ORDER—DELIVERY

10.1 The Buyers shall place the Orders directly with the Supplier or the relevant Supplier Affiliate. Each Order shall state the quantity of Products and the delivery date and place of delivery therefor, provided that the delivery date of Orders of Bio-PET produced from the output of the Pioneer Plant must be coordinated with the timing of the batch campaign schedule of the Associated PET Supply Chain.

10.2 This Agreement, including the terms of Appendix 2 and the Technical Specifications, shall apply automatically to all Orders. The Supplier or the relevant Supplier Affiliate shall deliver the Products to the Buyers in compliance with the terms and conditions of this Agreement and the relevant Orders.

10.3 The Supplier or the relevant Supplier Affiliate shall acknowledge receipt of and confirm (provided such Order is consistent with the terms of this Agreement) each Order within ten (10) Business Days after receipt thereof

10.4 Without prejudice to any rights or remedies of Pepsi hereunder, the Supplier or the relevant Supplier Affiliate shall inform Pepsi of any issue or circumstance which might impact the Supplier’s or such Supplier Affiliate’s timely fulfilment of any Order, promptly after obtaining knowledge of such issue or circumstance; provided that for the avoidance of doubt, the foregoing shall not excuse delayed fulfilment of any Order.

10.5 Subject to Article 10.1, the Supplier or the relevant Supplier Affiliate shall deliver the Products in compliance with the terms of the applicable Order, including the applicable delivery date. Upon request by Pepsi, the Supplier or the relevant Supplier Affiliate shall use its best efforts to deliver the Products within a shorter lead time in case of urgency.

10.6 [RESERVED]

10.7 If the Buyer receives any Products that it deems to be non-conforming, or the Supplier or any Supplier Affiliate is unable or fails to meet the quantity requirements in a timely manner for any Order (provided such Order is otherwise consistent with the terms of this Agreement), then the following will apply:

10.7.1 If the non-conforming Product is, or the Order for which the quantity requirements are not met in a timely manner is for, Bio-PET from the Pioneer Plant (i) Supplier and Pepsi shall review and discuss in good faith the underlying circumstances and any possible remedy; and (ii) Supplier shall promptly commence such remediation in accordance with the provisions and schedule set forth in Article 19.3 of this Agreement. If after conducting the remediation in accordance with the provisions and schedule set forth in Article 19.3 of this Agreement the Bio-PET continues to be non-conforming Product, or the quantity shortfall in a given Order of Bio-PET has not been remedied, [***] Pepsi may terminate this Agreement by written notice to the Supplier, in each case, without any liability to the Supplier and without prejudice to any damages, rights or remedies to which Pepsi may be entitled hereunder.

10.7.2 If the non-conforming Product is, or the Order for which the quantity requirements are not met in a timely manner is for, Bio-pX from the New Plant, Pepsi may, at its option, (i) require the Supplier to replace the non-conforming Bio-pX, or remedy the shortfall in the quantity of an Order of Bio-pX, as soon as possible but in no event later than [***] days after written notification to Supplier of the non-conformity or quantity shortfall, respectively, and provide Pepsi during such replacement period with reports every [***] days documenting Supplier’s diligent efforts to replace the non-conforming Bio-pX, or remedy the quantity shortfall in a given Order of Bio-pX; or (ii) require the Supplier to refund the price of the non-conforming Bio-pX, or of the amount of the shortfall in the quantity of a given Order of Bio-pX, within thirty [***] or (iii) if Supplier is unable or unwilling to correct the non-conformity or quantity shortfall pursuant to the remedies in (i) or (ii) of this Article, Pepsi may [***] or (iv) exercise any other applicable rights or remedies.

10.7.3 No later than [***] after the New Plant Start Date, and until expiration of the New Plant Term or termination of this Agreement in accordance with its terms, [***] In the event that [***]

10.7.4 No later than [***] prior to the New Plant Deadline Date, [***] taking into account, among other things, [***] If the Parties determine [***]

10.7.5 If the Supplier fails to inform Pepsi in writing of the manner in which the Supplier desires that Pepsi dispose of any non-conforming Products within seven days of notice of Pepsi’s rejection of such non-conforming Products, Pepsi will be entitled to dispose of the non-conforming Products without liability to the Supplier or the Supplier Affiliate; provided, however, that in any event Pepsi may elect to arrange for the shipment of any non-conforming Products back to the Supplier or the applicable Supplier Affiliate at the Supplier’s or such Supplier Affiliate’s expense, and the Supplier or such Supplier Affiliate shall bear all risk of loss with respect to all non-conforming Products and will promptly pay or reimburse Pepsi for all reasonable costs incurred to return, store or dispose of such non-conforming Products. Notwithstanding the foregoing, the Supplier and the Supplier Affiliate shall have the right, at their expense, to take back and sell to third parties any non-conforming Products.

10.8 Any Order issued during the Pioneer Plant Term or the New Plant Term, as applicable, will remain in full force and effect and governed by this Agreement, even if this Agreement terminates prior to delivery of the Products that are the subject of such Order.

11.	CUSTOMS CLEARANCE

The Supplier or the applicable Supplier Affiliate shall obtain all the necessary customs and export law authorizations required to export the Products from the territories where the relevant sites of the Supplier or Supplier Affiliate are located until such time as title to the Products transfers to Pepsi in accordance with Article 12. Accordingly, the Supplier or the applicable Supplier Affiliate shall be responsible for compliance with all Applicable Laws in connection with customs and export laws and regulations (including, subject to Article 8.3, the remittance of all Applicable Taxes) applicable in the jurisdiction from which the Products will be exported from the Supplier’s or the applicable Supplier Affiliate’s location. The Supplier shall be liable for any costs related to this Article 11.

12.	TITLE AND RISKS

12.1 Any retention of ownership clause contained in an Order acknowledgement from the Supplier or the Supplier Affiliate shall be void and without effect. Following the transfer of ownership of any Products, the Buyer shall be the exclusive owner thereof The Supplier and the Supplier Affiliate shall therefore inform their employees and any relevant third parties that the Products are exclusively owned by the Buyer upon such transfer of ownership. Following the transfer of ownership to the Buyer, the Supplier or the applicable Supplier Affiliate shall not grant any right, lien, charge or privilege over the Products for the benefit of any third party, without Pepsi’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed.

12.2 The transfer of risks to the Buyers shall take place in accordance with [***], and title to Products shall pass to the Buyers at the same time.

13.	[***]

13.1 [***]

13.1.1 During the Pioneer Plant Term, Pepsi shall have [***] on the terms and conditions set forth in this Agreement [***] Pepsi shall provide the Supplier or the applicable Supplier Affiliate with written notice of [***]

13.1.2 During the Pioneer Plant Term, Pepsi shall have [***] on the terms and conditions set forth in this Agreement [***] Pepsi shall provide the Supplier or the applicable Supplier Affiliate with written notice of [***]

13.1.3 The provisions of this Article 13.1 shall terminate upon the expiration of the Pioneer Plant Term.

13.2 [***]

13.2.1 Subject to Article 9.3, in the event that [***] the Supplier or relevant Supplier Affiliate [***].

[***]

13.2.2 Pepsi shall have [***]

13.2.3 [***]

13.2.4 The above right may only be exercise by Pepsi in writing [***]

13.3 [***]

13.3.1 During the New Plant Term, Pepsi shall have [***] Pepsi shall provide the Supplier Affiliate with written notice [***] For the avoidance of doubt, the Supplier and the Supplier Affiliate shall [***]

13.3.2 To the extent that the Supplier or the applicable Supplier Affiliate [***] the Supplier or the applicable Supplier Affiliate may, [***] provided that [***]

13.3.3 During the New Plant Term, Pepsi shall have [***] Pepsi shall provide the Supplier or applicable Supplier Affiliate with written notice [***] For the avoidance of doubt, the Supplier and the Supplier Affiliate shall [***]

13.3.4 To the extent that the Supplier or the applicable Supplier Affiliate [***] the Supplier or the applicable Supplier Affiliate may [***] provided that [***]

14.	AUDIT AND FINANCIAL REVIEW RIGHTS

14.1 During the Term and for 3 years thereafter, the Supplier will maintain complete and accurate manufacturing, processing, packaging and quality control records that (1) show the complete history of each grouping of the Products, including lot numbers, production dates and any other information that provides traceability of the Products’ production lot; (2) facilitate easy identification and tracking of each lot, batch, unit production run and any other applicable grouping; and (3) include other reasonable information requested by Pepsi.

14.2 Pepsi, itself or through any authorized agent, (which agent shall not be a direct competitor of the Supplier) shall be entitled to perform [***] audit, at Pepsi’s sole expense, of the Supplier’s and each Supplier Affiliate’s site where Feedstocks, Raw Material or Products are manufactured and/or stored for sale to Pepsi for the purposes of, among other things, confirming compliance with applicable quality standards and specifications, the Sustainability Principles, Bio-Content requirements and the Supplier’s and Supplier Affiliate’s other obligations hereunder.

14.3 The Supplier and applicable Supplier Affiliate shall cooperate fully and in good faith with such auditors by giving them reasonable access to any relevant information and sites regarding, among other things, the Feedstocks, Raw Material and the Products and their conditions of storage.

14.4 Any document, information or data that Pepsi (or Pepsi’s authorized agent) may obtain during any such audit (whether written, oral or visual), as well as any subsequent audit report itself, shall be considered and treated as Confidential Information, in accordance with the terms of this Agreement and the Confidentiality Agreements.

14.5 Such right of audit shall not unreasonably interfere with the conduct of the Supplier’s or the Supplier Affiliate’s business and shall comply with the Supplier’s and the applicable Supplier Affiliate’s reasonable safety rules.

14.6 Audits carried out by Pepsi (or Pepsi’s authorized agent) shall not limit or reduce the Supplier’s or any Supplier Affiliate’s obligations under this Agreement.

15.	INTELLECTUAL PROPERTY

15.1 General Rules.

15.1.1 Except as provided in any other written agreement between the Parties (including the Patent License Agreement entered into and effective simultaneously with this Agreement), all Intellectual Property Rights supplied by a Party for the manufacture of the Products are the exclusive property of that Party and the other Party shall not acquire (nor shall any third party), by its activity or the performance of its obligations hereunder acquire, any ownership, license or right whatsoever to any of such Intellectual Property Rights.

15.2 Co-developed Products. The terms and conditions of the Parties’ relationship regarding co-developed Products, if any, shall be as provided in the NaturALL Bio-PET Alliance Agreement or as otherwise agreed in writing by the Parties.

16.	FORCE MAJEURE EVENTS

16.1 Neither Party shall be responsible for any failure to perform any of its contractual obligations hereunder, if such failure is due to a Force Majeure Event.

16.2 The Party claiming to be affected by a Force Majeure Event shall use its best efforts to mitigate the consequences of such event and shall notify the other Party as soon as possible after the occurrence of such Force Majeure Event. The Parties shall promptly consult each other in order to assess the consequences of such Force Majeure Event, and the Party affected thereby shall attempt in good faith to resume the performance of this Agreement as soon as is reasonably practicable.

16.3 During any delay or failure to perform by the Supplier or any Supplier Affiliate as a result of any Force Majeure Event, Pepsi may (i) cancel any Orders, in which case the quantities of Products that are required to be purchased by Pepsi under this Agreement will be reduced by the quantity of Products subject to such Orders or (ii) subject to Article 9.3, have the Supplier provide substitute Products from other sources, to the extent available and reasonably practical, in quantities and at times that Pepsi requests and at the prices set forth in this Agreement.

16.4 If any Force Majeure Event lasts more [***] after a Party gives written notice thereof to the other Party and the Parties do not agree otherwise within such time period, the Party that is not subject to such Force Majeure Event shall have the right to terminate this Agreement in accordance with Article 19. In the event of a termination under this Article 16.4, this Agreement shall terminate without liability to either Party by reason of the occurrence of the Force Majeure Event, except as otherwise provided in Articles 19, 20 and 22.

17.	[RESERVED]

18.	TERM

18.1 The term of this Agreement with respect to the Pioneer Plant shall commence upon execution hereof by the Parties and shall remain in full force and effect until the earlier to occur of: (i) five (5) years after the Pioneer Plant Start Date and (ii) the New Plant Start Date, in each case except in case of earlier termination in accordance with the terms of this Agreement (Pioneer Plant Term).

18.2 The term of this Agreement with respect to the New Plant shall commence upon the New Plant Start Date and shall remain in full force and effect until five (5) years after the New Plant Start Date, except in case of earlier termination in accordance with the terms of this Agreement (New Plant Term).

18.3 The Parties shall meet one (1) year before the expiration of the New Plant Term in order to decide whether the New Plant Term shall be extended. Any extension of the New Plant Term must be mutually agreeable and be made in writing and the renewal document shall be duly signed by both Parties.

19.	TERMINATION

19.1 Termination for Breach. Subject to the notice and cure provisions set forth in Articles 19.2 and 19.3, and without prejudice to any other damages, rights or remedies to which it may be entitled, either Party shall be entitled to terminate this Agreement by written notice delivered in accordance with Article 28.3, in the event the other Party breaches any of its representations, warranties or covenants in this Agreement.

19.2 Other Cases of Termination.

19.2.1 Without compliance with the notice and cure provisions in Article 19.3 (but subject to compliance with any notice and cure provisions set forth in the specified Articles), this Agreement may be terminated or shall be terminated, as the case may be:

(i) in accordance with the terms of Article 4 (Conditions Precedent);

(ii) in accordance with the terms of Article 5 (Pioneer Plant);

(iii) in accordance with the terms of Article 6 (New Plant);

(iv) in accordance with the terms of Article 7 (Production; Quality);

(v) in accordance with the terms of Article 10 (Order—Delivery);

(vi) in accordance with the terms of Article 16 (Force Majeure Events);

19.2.2 Reserved;

19.2.3 In the event of the occurrence of a Bankruptcy Event with respect to a Party, the other Party may terminate this Agreement by written notice to such first-mentioned Party. For the avoidance of doubt, the cure provisions of Article 19.3 shall not apply in the case of termination pursuant to this Article 19.2.4.

19.2.4 In the event (i) a Bankruptcy Event occurs with respect to any member of the Associated PET Supply Chain, and (ii) such Bankruptcy Event constitutes a Material Adverse Change under this Agreement, and (iii) despite their best efforts, the Supplier and the Supplier Affiliate are unable to retain a substitute member of the Associated PET Supply Chain within thirty (30) days after providing notice to Pepsi, in accordance with Article 28.3, of the occurrence of such Bankruptcy Event, either Party may terminate this Agreement upon written notice to the other Party.

19.2.5 In the event that the Supplier fails to achieve any Long Stop Date and has not remedied the failure within sixty (60) days, Pepsi may terminate this Agreement upon written notice to the Supplier in accordance with Article 28.3.

19.2.6 In the event that Pepsi fails to pay any amount due to the Supplier or any Supplier Affiliate in excess of [***] (other than any amount that is being disputed in good faith) and fails to cure such breach within thirty (30) days after written notice to Pepsi thereof, in accordance with Article 28.3, by the Supplier or any applicable Supplier Affiliate, the Supplier may terminate this Agreement upon written notice to Pepsi.

19.3 Prior Written Notice and Cure Period. If either Party breaches Article 10.7.1 or Article 7.3.3.1 of this Agreement and the non-breaching Party desires to terminate this Agreement (other than pursuant to any termination right set forth in Article 19.2 and except where differing notice and/or cure rights are specifically provided in any other provision of this Agreement or where specifically otherwise provided), such non-breaching Party shall first provide the breaching Party with written notice in accordance with Article 28.3 of its intent to terminate this Agreement. Such notice shall include a reasonable description of the applicable breach and the reason for such termination, together with reasonable supporting documentation, if applicable. The breaching Party shall have [***] from the date such notice is given to cure such breach, or, if such breach can be cured but not within such thirty (30) day period, such longer period as may be reasonably necessary to cure such breach, but in no event more than [***] after such notice of breach is given; provided that the breaching Party shall (i) commence within [***] after notice thereof to cure such breach, (ii) provide the non-breaching Party with an adequate written plan within [***] after such notice of breach to cure such breach within not more than such [***] after the notice of such breach is given and (iii) during such [***] period, make diligent efforts to cure such breach and provide the non-breaching Party with reports every [***] documenting the breaching Party’s diligent efforts to cure such breach. If such breach is not cured within [***] days or such longer time period, up to [***], if applicable, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party without prejudice to any other rights, remedies or damages to which the non-breaching Party may be entitled hereunder. For the avoidance of doubt, the cure provisions of this Article 19.3 shall only apply to Article 10.7.1 and Article 7.3.3.1 of this Agreement.

19.4 Termination of this Agreement not Termination of [***] If a Triggering Event has occurred prior to the termination of this Agreement, termination of this Agreement shall not alter the impact of that Triggering Event on [***] and notwithstanding anything else contained in this Agreement, termination of this Agreement does not [***]

20.	CONSEQUENCES OF EXPIRATION AND TERMINATION

20.1 In case of expiration or termination of this Agreement for any reason:

20.1.1 The Supplier shall fulfill the Orders then in force, except in the case of termination pursuant to Article 19.2.7 (Pepsi’s failure to pay) in which case Article 20.2 shall apply; and

20.1.2 [***] each Party shall immediately return to the other Party all Confidential Information owned by the other Party and shall cease to use any such Confidential Information.

20.2 In the event the Buyers fail to purchase and pay for the Offtake Volumes and the Supplier terminates this Agreement as a result thereof, Pepsi shall [***] Nothing contained in this Article 20.2 shall affect either Party’s rights under Article 22 or the Confidentiality Agreements. Notwithstanding anything to the contrary herein, Pepsi acknowledges that the agreements contained in this Article 20.2 are an integral part of the transactions contemplated by this Agreement and without these agreements, the Supplier would not enter into this Agreement.

20.3 Except as expressly set forth herein, termination or expiration of this Agreement, however caused, shall be without prejudice to any obligations or rights of either of the Parties which may have accrued before termination or expiration and shall not affect any provision of this Agreement which is expressly or by implication intended to come into effect on, or to continue in effect after, such termination or expiry, including Article 8 (Price and Payment), Article 11 (Customs Clearance), Article 13 (Priority Rights to Additional Product), Article 15 (Intellectual Property), Article 20 (Consequence of Expiration and Termination), Article 21 (Representations and Warranties), Article 22 (Liability and Insurance), Article 24 (Confidentiality—Public Announcements), Article 25 (Non Solicitation), Article 28.8 (Governing Law; Venue; Waivers), Article 28.9 (Independent Contractors) and Article 28.10 (Election of Remedies).

20.4 Subject to Article 19.3, if a Triggering Event occurs, then Pepsi may [***]

21.	REPRESENTATIONS AND WARRANTIES

21.1 Each Party represents and warrants to the other Party that as of the date hereof and during the Term that:

21.1.1 It is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization;

21.1.2 Except as specifically set forth herein, no Affiliate of a Party shall be bound by any obligation of such Party or any of such Party’s other Affiliates under this Agreement;

21.1.3 It has the legal right and authority to perform its obligations under this Agreement and such obligations constitute valid and binding obligations of, and are enforceable against, such Party in accordance with their terms (except as such enforceability may be limited by bankruptcy or similar laws affecting creditors’ rights generally);

21.1.4 It is not a party to any material contract or other arrangement which would conflict with or cause it to breach this Agreement; and

21.1.5 It has not granted any licenses, rights or options of any kind, which would cause it to breach this Agreement.

21.2 The Supplier represents and warrants to Pepsi as of the date hereof and during the Term that:

21.2.1 It has developed and owns a variety of methods, processes and techniques that are capable of producing Bio-pX from cellulosic materials;

21.2.2 There is no claim made or threatened against the Supplier asserting the invalidity, misuse, unenforceability or misappropriation of its Intellectual Property Rights used for the production of the Products, and it is not aware of any fact or circumstance in support of such claim;

21.2.3 It has the operational and technical capacity to deal with all the third parties involved in the Associated PET Supply Chain;

21.2.4 The Products will be merchantable and fit for their intended purpose, namely, a commercially acceptable package for beverage products, can be safely incorporated into and/or used safely in containers for beverage and food products produced for human consumption and otherwise in accordance with all Applicable Laws;

21.2.5 Pepsi shall have [***]

21.2.6 All the information and documents communicated to Pepsi by the Supplier in connection with this Agreement are and shall be true, complete and accurate in all material respects;

21.2.7 It has the technical experience and ability in the field of the intermediate chemical and resin manufacture to perform all of its obligations under this Agreement with a standard of quality expected from an expert in such field of activity;

21.2.8 The production and sale of the Products by the Supplier and the use of the Products by Buyer will not violate any third party’s Intellectual Property Rights;

21.2.9 It has good title to the Products;

21.2.10 The Products will be free and clear of any liens or encumbrances;

21.2.11 The Products will be free from defects in materials and workmanship;

21.2.12 The Products will meet the Technical Specifications;

21.2.13 The Products will be permissible under presently existing regulations under the Federal Food Additives Amendment and any other applicable federal rules and regulations and under applicable state laws;

21.2.14 The Products will neither contain unsafe food additives nor be adulterated nor misbranded as defined under any applicable law; and may be introduced into interstate commerce within the provisions of the Federal Food, Drug and Cosmetic Act; and

21.2.15 Each shipment of Product will have a certificate of analysis containing a unique identifier to facilitate the matching of delivered Product to the approximate dates and conditions of manufacture by the Supplier.

21.3 Pepsi represents and warrants to the Supplier that, subject to Article 26.2, as of the date hereof and during the Term, Pepsi has and will maintain the financial resources and capability to satisfy all of its obligations under this Agreement.

22.	LIABILITY AND INSURANCE

22.1 Subject to Article 20.2, Pepsi shall, at its sole expense, fully indemnify, defend and hold harmless the Supplier and the Supplier Affiliate, and their respective directors, employees, attorneys, affiliates and agents from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees (collectively, Damages), incurred, suffered or required to be paid by any of them, directly or indirectly, as a result of any breach of any representation, warranty or covenant by Pepsi set forth in this Agreement.

22.2 Subject to Article 20.2, the Supplier and the Supplier Affiliate shall, jointly and severally, at their sole expense, fully indemnify, defend and hold harmless the Buyers and their directors, employees, attorneys, affiliates and agents from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees (collectively, Damages) incurred, suffered or required to be paid by any of them, directly or indirectly, as a result of (i) any breach of any representation, warranty or covenant by the Supplier, any Supplier Affiliate or any subcontractor set forth in this Agreement, (ii) any act or omission of the Supplier, any Supplier Affiliate or any subcontractor that constitutes gross negligence or willful misconduct in the performance or non-performance of this Agreement, (iii) breach of any Orders by the Supplier, any Supplier Affiliate or any of their authorized subcontractors and/or partners or (iv) any infringement of the Intellectual Property Rights of any third party that results from or arises out of this Agreement (i.e. Bio-PET from the Pioneer Plant and Bio-pX from the New Plant). Upon the institution of any suit or action alleging infringement against Buyer, Supplier shall either (i) pay the royalties claimed; or (ii) furnish non-infringing Products, provided it is acceptable to Buyer; or (iii) continue to supply the allegedly infringing Products, provided that in such event, Supplier shall reimburse Buyer for any loss which Buyer sustains on account of infringement if, in such suit or action, it is held that the manufacture, sale, or use of such Products did infringe a valid and enforceable patent right.

22.3 Subject to Article 20.2, neither Party shall have the right to recover any Consequential Damages from the other Party or its Affiliates pursuant to this Agreement unless such Consequential Damages arise from such other Party’s gross negligence or willful misconduct or injury to person or property caused by such other Party or its agents or subcontractors that are payable to any third party. Under no circumstances shall either Party have any recourse against any Representative of either Party arising from or related to this Agreement.

22.4 Insurance.

22.4.1 Throughout the Term and for a period of [***] the expiration thereof, the Supplier shall carry, at its sole cost and expense, commercial general liability insurance on a form that, subject to 22.4.4, offers coverages equal to [***], including product liability, and completed operations coverage and broad form vendors and contractual liability endorsements, in the amount of not less than [***] combined single limit per occurrence, which Supplier may provide using an umbrella and/or excess policy, provided that such insurance shall be primary over and above any other insurance available to Pepsi.

22.4.2 Such coverage shall be on a date of occurrence form, shall [***] The insurance coverage required by this Article 22.4 [***]

22.4.3 The Supplier shall [***]

22.4.4 Not later than [***] Pepsi may [***] and Supplier shall [***]

22.4.5 The terms of any such insurance policy or the amount of any coverage shall not release the Supplier or any Supplier Affiliate of any of their liabilities hereunder. [***]

22.4.6 Upon request by Pepsi at any time [***] the Supplier or the applicable Supplier Affiliate shall [***] If [***] the Supplier or the applicable Supplier Affiliate shall [***]

23.	COMPLIANCE WITH APPLICABLE LAWS

In performing its obligations under this Agreement, the Supplier shall, and shall cause the Supplier Affiliate and subcontractors to, comply at all times with (i) all Applicable Laws; (ii) all of PepsiCo’s rules and regulations as provided to the Supplier, including PepsiCo’s Raw Material Quality and Food Safety Policy, which is attached hereto in its current form as Appendix 16, as amended from time to time; and (iii) all applicable laws relating to anti-bribery and anti-corruption. The Supplier agrees that it will not give, offer or promise, directly or indirectly: money, presents, meals, entertainment or anything of value to any public official as officials of government-owned companies or to political official or candidate (collectively, “Public Officials”), for the purpose of influencing any act or decision of a Public Official in his or her official capacity or in order to obtain or retain business; also the Supplier warrants that there are no Public Officials who are officers, employees or direct or indirect owners as of the date of this Agreement. Breach of this clause (iii) shall be deemed a material breach of this Agreement. In addition to the foregoing, the Supplier agrees to promptly report to Pepsi any request or demand for any undue financial or other advantage of any kind received by the Supplier in connection with the performance of this Agreement.

24.	CONFIDENTIALITY—PUBLIC ANNOUNCEMENTS

24.1 The Parties have entered into the Confidentiality Agreements, copies of which are attached as Appendix 12. Subject to the provisions of Article 24.2, nothing in this Agreement is intended to modify or supersede the provisions of the Confidentiality Agreements, and the Confidentiality Agreements shall remain in full force and effect after the execution of this Agreement.

24.2 Neither Party shall be entitled to make any public statement, communication or press release regarding the execution of this Agreement or any matter relating to or arising out of this Agreement without the other Party’s prior written agreement, not to be unreasonably withheld or delayed, provided however that, subject to Applicable Laws, (i) the Parties shall first discuss the content of such public statement, communication or press release, (ii) such public statement, communication or press release shall be limited to the general terms of this Agreement without any disclosure, in particular, of its economic terms and (iii) all such public statements, marketing and communications and press releases made prior to the New Plant Commercial Operation Date shall be subject to the prior approval of the other NaturALL Bio-PET Alliance Members in accordance with the terms of the NaturALL Bio-PET Alliance Agreement.

25.	NON SOLICITATION

25.1 During the Term and for a period of [***] following the expiration or termination of this Agreement for any reason, neither Party shall solicit, recruit, hire or otherwise employ or retain, directly or indirectly (including through any Affiliate), any person employed by the other Party (or any of its Affiliates) who is or has been involved in the negotiations and/or the performance of this Agreement, in whole or in part, even if such Party is contacted for that purpose by such employee, except for general solicitation of employment not directed at such persons.

25.2 Each Party acknowledges and agrees that the foregoing undertaking is intended to protect each Party’s respective trade secrets and goodwill.

25.3 In the event that a Party breaches this Article 25, the breaching Party shall pay the non-breaching Party, upon its demand, an amount, as liquidated damages for breach of this Article 25, equal to the aggregate compensation (including bonuses or the pro rata portion thereof) paid by the non-breaching Party to such employee during the [***] prior to the date such employee commences to be employed by or provide services to the breaching Party.

26.	ASSIGNMENT

26.1 Except as set forth in this Article 26, the Supplier shall not, and shall not permit any Supplier Affiliate to, assign or otherwise transfer, in whole or in part any of its rights or obligations under this Agreement without Pepsi’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) Supplier may assign its right to receive payments under this Agreement to its factoring bank without such consent and (ii) any such permitted assignee or transferee shall assume in writing Supplier’s obligations hereunder. [***]

26.2 Pepsi shall not assign or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement to any Person except a Pepsi Affiliate, without the Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that any such permitted assignee or transferee shall assume in writing Pepsi’s obligations hereunder.

27.	SUBCONTRACTING

Except for the agreements with the Associated PET Supply Chain as contemplated in this Agreement, the Supplier shall not subcontract all or any part of its obligations under this Agreement without Pepsi’s prior written consent, which shall not be unreasonably withheld or delayed. In case of subcontracting (including to the Associated PET Supply Chain), the following shall apply:

27.1 the Supplier shall remain liable to Pepsi for the performance by its subcontractor(s) of its obligations under this Agreement;

27.2 the Supplier shall be solely responsible for payment of any sum due to its subcontractor(s); and

27.3 the Supplier shall be responsible for compliance with all Applicable Laws relating to the involvement of such subcontractor in the performance of this Agreement.

28.	MISCELLANEOUS

28.1 Severability. If any provision of this Agreement is held under a final court decision to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof.

28.2 Waiver. Failure by either Party to notify the other Party of a breach of any provision of this Agreement or to enforce any of its rights under this Agreement shall not constitute a waiver of any continuing breach and/or of those rights. A waiver by either Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

28.3 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or five (5) Business Days after delivery to a courier if sent by private courier guaranteeing next day delivery, addressed as follows:

(i)	if to the Supplier:

Micromidas, Inc. (dba Origin Materials)

930 Riverside Parkway, Suite 10 West

Sacramento, CA 95605

Attn: John Bissell

with a copy to:

Baker McKenzie

300 East Randolph Street, Suite 5000

Chicago, IL 60601

Attn: Mona Dajani

(ii)	if to Pepsi:

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, NY 10577

Attn: Sr. Director Resin COE, Global Procurement

[***] With a copy to:

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, NY 10577

Attn: Legal Vice President, Global Procurement

or to such other address as a Party may, from time to time, designate in a written notice to the other Party.

28.4 Entire Agreement. This Agreement (including all Appendices hereto), together with the Confidentiality Agreements, the NaturALL Bio-PET Alliance Agreement and the Patent License Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection therewith. In the event of conflict between any provision of this Agreement and any provision of the NaturALL Bio-PET Alliance Agreement, the provisions of this Agreement shall take precedence and control; provided, however, that in the event of a conflict between Article 15.2 of this Agreement and any provision of the NaturALL Bio-PET Alliance Agreement, such provision of the NaturALL Bio-PET Alliance Agreement shall take precedence and control. [***]

28.5 Amendments. Any modification, amendment or supplement to this Agreement must be made in writing and signed by both Parties’ authorized representatives.

28.6 Costs and Expenses. All costs and expenses incurred by any Party in connection with the negotiation, execution or performance of this Agreement shall be exclusively borne by such Party and shall not be reimbursed by the other Party, except as otherwise expressly provided in this Agreement.

28.7 Counterparts. This Agreement may be executed in any number of counterparts each of which when executed by one or both Parties hereto shall constitute an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically (including a PDF) shall have the same effect as delivery of a manually executed counterpart of this Agreement.

28.8 GOVERNING LAW; VENUE; WAIVERS. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY AGREES THAT ANY SUIT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN ARTICLE 28.3. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (I) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION, (II) THAT SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT COURT OR (III) THAT SUCH COURT OR VENUE IS OTHERWISE IMPROPER. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY.

28.9 Independent Contractors. Each of the Parties is an independent contractor, and neither Party is an employee, agent, representative, partner or joint venturer of the other Party, nor has any authority to assume or create any obligation or liability of any kind on behalf of the other Party.

28.10 Election of Remedies. Without limiting Article 20.2, each Party acknowledges and agrees that in the event of any breach of this Agreement by the other Party, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is agreed that (i) the breaching Party shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) the non-breaching Party shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement and to injunctive relief, and the breaching Party further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.

28.11 New Alliance Members. Within three (3) months following the addition of any new party as a NaturALL Bio-PET Alliance Member, the Parties shall meet at a mutually acceptable time and place to discuss in good faith any necessary amendments to this Agreement in a manner equitable to both Parties, and at such meeting the Supplier shall make available to Pepsi such data and information as Pepsi shall reasonably require to evaluate any such amendments. For the avoidance of doubt, nothing in this

Article 28.11 shall alter the rights and obligations of the Parties under this Agreement in any way except to the extent that the Parties may agree to do so in writing.

28.12 Financing Cooperation. Pepsi acknowledges and agrees that this Agreement and the transactions contemplated hereby are fundamental to the Supplier’s and the Supplier Affiliate’s ability to secure financing for the design, construction, development, operation and/or maintenance of the Plants. Pepsi shall provide such cooperation as the Supplier and the Supplier Affiliate may reasonably request in connection with obtaining financing for the design, construction, development, operation and/or maintenance of the Plants, including providing customary information and documentation to any financing parties with respect to this Agreement and executing such reasonable forms of consent and assignment agreement as are customary in a project financing of such magnitude. [***]

28.13 Non-Discrimination. Pepsi and the Supplier will abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that Pepsi and the Supplier take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability.

28.14 Code of Conduct. This Agreement shall be subject to and Supplier shall adhere to PepsiCo, Inc.’s Global Supplier Code of Conduct, available at

www.pepsico.com/SupplierCodeofConduct , as amended from time to time.

28.15 Productivity. The Supplier and Pepsi will work together in good faith to explore and achieve cost reductions in the manufacture and delivery of the Products with the goal of achieving the lowest possible delivered price for the Buyers. The Supplier shall use commercially reasonable efforts to generate such cost reductions.

28.16 [***]

[***](i) [***]

(ii) [***]

(iii) [***]

[***]

(iv) [***]

(v) [***]

(A) [***]

(B) [***]

(C) [***]

(D) [***]

(vi) [***]

(A) [***]

(B) [***]

[***](D) [***]

[***]

28.17 Third Party Beneficiaries. It is expressly understood and agreed to by the Parties that the Parties intend the Converters and the Bottle Manufacturer(s) to have third party rights under the terms and conditions of this Agreement; provided that the foregoing shall not be construed so as to limit the ability of the Parties to modify any provision of this Agreement by written mutual agreement in their discretion.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Offtake Supply Agreement has been executed and delivered as of the date first written above.

Pepsi-Cola Advertising and Marketing, Inc.

By:	[***]
Its:	SVP + Chief Procurement Officer

Micromidas, Inc. (dba Origin Materials)
By:
Its:

IN WITNESS WHEREOF, this Offtake Supply Agreement has been executed and delivered as of the date first written above.

Pepsi-Cola Advertising and Marketing, Inc.

By:
Its:

Micromidas, Inc. (dba Origin Materials)

By:	/s/ John Bissel
Its:	CEO

Appendix 4: Timelines

MILESTONE	DEADLINE DATE	LONG STOP DATE
Pioneer Plant Commercial Operation Date	[***] (Pioneer Plant Deadline Date)	31 December 2021 (Pioneer Plant Long Stop Date)

First delivery* of Bio-PET to Pepsi incorporating Bio-pX from Pioneer Plant	[***] (Pioneer Plant Bio-PET Deadline Date)	31 December 2021 (Pioneer Plant Bio-PET Long Stop Date)

New Plant Commercial Operation Date	[***] (New Plant Deadline Date)	30 June 2025 (New Plant Long Stop Date)

First delivery** of Bio-PX to Pepsi from the New Plant	[***] (New Plant Bio-pX Deadline Date)	30 September 2025 (New Plant Bio-pX Long Stop Date)

Appendix 5 - Page 1

* “First delivery” means the first full delivery (no partial delivery) to Pepsi by the Supplier or any Supplier Affiliate or any Third Party Manufacturer of Bio-PET incorporating Bio-pX manufactured at the Pioneer Plant, in full compliance with the terms and conditions of this Agreement, including but not limited to Article 7.5, and the corresponding Orders.

**“First delivery” means the first full delivery (no partial delivery) to Pepsi by the Supplier or any Supplier Affiliate or any Third Party Manufacturer of Bio-pX manufactured at the New Plant, in full compliance with the terms and conditions of this Agreement, including but not limited to Article 7.5, and the corresponding Orders.

Appendix 5 - Page 2

Appendix 5: SEDEX Platform

Each of Pepsi’s selected suppliers shall have to register on Sedex.

Sedex is a common data platform, issued from a responsible sourcing initiative called AIM-PROGRESS.

Major FMCG companies are taking part in the project whose objective is to develop a common approach towards supplier performance on the main sustainability issues (Labor Standards, Health & Safety, Environment and Business Integrity).

Sedex platform gives a supplier the opportunity to share its information not only with Pepsi but with any of the other AIM-PROGRESS members.

Therefore, each supplier selected by Pepsi shall register on Sedex platform (www.sedex.org.uk) for each of its production sites Pepsi. This will allow the supplier:

☐	to upload, store and share its information with as many of its customers as it choose to select;

☐	to satisfy the ethical information requirement for any of its customers who are members of Sedex;

☐to	upload audit results and to share them with its customers;

☐	to avoid multiple audits from different customers—all the members of AIM-PROGRESS group mutually recognize the audits done by any one of them.

The security of all data is of paramount importance to Pepsi and Sedex, and data can only be shared between companies in a supply chain relationship. As the owner of a site, the supplier must explicitly grant access to member companies within its supply chain.

Appendix 5 - Page 1

Appendix 6: Supplier Affiliate

Origin Materials Canada Pioneer—Limited

Appendix 6 - Page 1

Appendix 11: Sustainability Principles

This Agreement is subject to Pepsi’s Sustainable Packaging, Forestry Stewardship, and Land Use Policy, available at http://www.pepsico.com/Purpose/Policies as amended from time to time. Supplier will adhere to the policy during the New Plant Term and will make commercially reasonable efforts to adhere to the policy during the Pioneer Plant Term. In support of the foregoing for its supply of “virgin materials”, Supplier certifies that it will not knowingly source material in violation of the aforementioned policies and that it has put in place systems to ensure that all materials it uses come from forest sources which meet Pepsi’s policies. This may include provision of certified materials, certified to a scheme which delivers the commitments and covered by a valid chain of custody certificate, or via other programs or approaches which provide evidence that the policies are met.

For supply of “recycled materials” Supplier certifies that is has already obtained and can provide evidence that the material is recycled. A claim from a recognized fiber certification scheme (FSC or PEFC) is acceptable as proof. Where certification is not available, Supplier has put in place systems to ensure that material is post- or pre-consumer reclaimed material as defined by FSC.

Supplier agrees to provide information related to the source of fiber used in their products to Pepsi at least annually within thirty (30) days of request.

All virgin fiber must be sourced from woodlands with chain-of-custody certification through FSC, PEFC, or SFI, or at minimum be certified as FSC Controlled Wood.

For non-certified fiber, Pepsi reserves the right to decide whether the evidence submitted to demonstrate compliance with Pepsi policies is adequate to demonstrate that the all Products comply with the contract specification. In the event that Pepsi is not satisfied, Supplier shall commission and meet the costs of an independent verification and report to either verify the material was reclaimed, or to (a) verify the forest source and (b) assess whether the source meets the requirements of Pepsi.

Appendix 11 - Page 1

Appendix 13: List of NaturALL Bio-PET Alliance Members

Danone Research

Nestlé Waters Management & Technology

PepsiCo, Inc.

Appendix 13 - Page 1